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                                                                    EXHIBIT 14.1



                                HOMESTORE, INC.

                       CODE OF CONDUCT AND BUSINESS ETHICS

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                                TABLE OF CONTENTS

INTRODUCTION ..................................................................1

THE CODE ......................................................................3

A.   CONDUCT AND DISCIPLINE ...................................................3

B.   CONFLICT OF INTEREST .....................................................4

C.   CONFIDENTIALITY ..........................................................5

D.   CORPORATE COMMUNICATIONS POLICY ..........................................6

E.   DRUGS AND ALCOHOL ........................................................7

F.   POLICY AGAINST DISCRIMINATION ............................................7

G.   POLICY AGAINST HARASSMENT ................................................7

H.   SECURITIES TRADING .......................................................8

I.   ELECTRONIC COMMUNICATION .................................................9

J.   DOCUMENT RETENTION POLICY ...............................................12

K.   INTEGRITY OF RECORDS AND ACCOUNTING .....................................13

L.   ENTERTAINMENT, GIFTS AND PAYMENTS .......................................17

M.   POLITICAL CONTRIBUTIONS .................................................18

N.   COMMERCIAL BRIBERY ......................................................18

O.   ANTITRUST AND COMPETITION ...............................................19

P.   HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION .............................19

Q.   ANTIBOYCOTT .............................................................19

R.   TRADING RESTRICTIONS ....................................................20

S.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS..............................20

T.   SUPPLEMENTAL STANDARDS FOR PRINCIPAL EXECUTIVE OFFICER
     AND OTHER SENIOR FINANCIAL OFFICERS......................................20

COMPLIANCE CONTACT INFORMATION ...............................................22

ACKNOWLEDGEMENT & VERIFICATION ...............................................23

ADDENDUM......................................................................24



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                                  INTRODUCTION

               Homestore, Inc. and each subsidiary thereof (together, "Homestore" or the "Company") has a strong commitment to business ethics and to complying with the laws that govern the conduct of our businesses worldwide. We believe that a commitment to honesty and integrity is a valuable asset that builds trust with our customers, suppliers, employees, shareholders and the communities in which we operate. To implement our commitment, we have developed this Code of Conduct and Business Ethics (the "Code"). We have also established a compliance program (the "Compliance Program") that is intended to ensure that we have in place policies and systems designed to prevent and detect violations of that Code or any applicable law, policy or regulation. By design, the Code goes beyond the requirements of applicable law in certain respects.

               SCOPE

               The Code applies to all employees, directors, officers, agents and consultants (together, "employees") of Homestore.

               COMPLIANCE PROGRAM RESOURCES

               As part of our Compliance Program, we have appointed a Compliance Director who, in turn, from time to time, will designate one or more compliance attorneys, whose names and telephone numbers are available and published on the Company intranet. Additionally, the Chairman of the Audit Committee of the Board of Directors serves as a compliance contact for any violation related to Homestore's financial practices and dealings. We have also established a compliance "hotline" that is administered by an independent, third-party. The telephone number for this hotline is 877.888.0002; the number is also available on the Company intranet.

               These resources are available to report violations and may be used to address questions concerning the Code and Compliance Program. We encourage all employees to ask questions regarding the application of the Code. Employees may direct such questions to their manager (in the absence of an actual or potential conflict of interest), the compliance attorney, the Compliance Director, the Chairman of the Audit Committee or to the compliance hotline.

               RESPONSIBILITIES

               While each individual employee is ultimately responsible for his or her compliance with the Code, every manager will also be responsible for administering the Code as it applies to employees and operations within that manager's area of supervision. Managers should coordinate these tasks with appropriate compliance personnel. Managers may not delegate this responsibility.

               REPORTING

               If an employee observes or becomes aware of a situation that the employee perceives to be a violation of the Code, the employee has an obligation to promptly notify his or her manager, the compliance attorney, the Compliance Director, the Chairman of the Audit

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Committee or the compliance hotline operator (together, "Compliance Officers")
unless the Code directs otherwise. Violations involving a manager should be reported directly to a Compliance Officer, not to or through the manager. In any case, when a manager receives a report of a violation, it will be the manager's responsibility to handle the matter in consultation with the Compliance Director.

               Callers to the compliance hotline will be treated fairly and respectfully. If an employee reporting a violation wishes to maintain anonymity, all reasonable steps will be taken to keep the caller's identity confidential. The communications will be taken seriously and, if warranted, any reports of violations will be investigated.

               COMPLIANCE TRAINING

               In order to make sure that all employees understand their responsibilities under the Code, the Compliance Program includes training requirements. New employees will receive an introductory briefing on the elements of the Code as part of their orientation. Additionally, all persons subject to the Code whose functions or responsibilities involve compliance with the laws, regulations or standards of conduct applying to our operations will receive additional specialized training, including participation in periodic training sessions.

               CONTINUING EDUCATION

               Homestore requires that all employees be current with any and all mandatory continuing education requirements, and encourages all employees to participate in voluntary educational and training opportunities designed to help them improve job performance and earn promotions to more responsible positions within the Company. The Company will reimburse employees for the costs of such programs that are pre-approved by the Senior Head of your department.

               ACKNOWLEDGEMENT AND CERTIFICATION

               The Code is available in printed form and also on the Company's intranet. Every employee must read and understand the Code. All employees are required, as a condition of employment, to provide the Company with an annual certification that they have read and understand the Code. Employees will also be required to sign an annual verification that they have no reasonable basis to suspect that the Company or any person acting on behalf of the Company has engaged in any conduct in violation of the Code.

               DISCLOSURE AND DISCRETION

               Homestore is committed to creating a work environment where employees feel that, if they are doing something reasonable and in good faith, they will not be unfairly subjected to disciplinary action. As such, the Company encourages employees to disclose (either at the outset of their employment or as soon the need arises), any current or potential conflicts with this Code that exist or might reasonably be expected to arise during the course of their employment. The Company is vested with discretion to determine whether violations of the Code should be excused because they were either inadvertent and/or resulting from a good faith effort



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by the employee to comply with the Code. Frank disclosure in advance of such potential conflicts is a significant factor in the exercise of this discretion.

              DISCLOSURE, AMENDMENTS AND WAIVERS OF THE CODE

              To the extent required by applicable laws and listing standards, the Company shall publicly disclose this Code and its application to all of the Company's directors, executive officers, senior financial officers and other employees. This Code may only be amended by Homestore's Board of Directors or a duly authorized committee thereof. To the extent required by applicable laws and listing standards, amendments to the Code shall be disclosed publicly. Any waiver of the Code for any Homestore senior financial officer, executive officer or director may be granted only by a majority of the independent members of the Board of Directors or a duly authorized committee thereof. Any such waivers for senior financial officers, executive officers or directors and the reasons therefor shall be promptly disclosed publicly to the extent required by applicable laws and listing standards.

                                    THE CODE

        A. CONDUCT AND DISCIPLINE

              Homestore's objective is to maintain a creative, productive and positive work environment. In order to provide such an environment (and also to comply with laws applicable to our businesses and ensure our ability to provide high quality products and services to customers), we have adopted this Code, which establishes rules and standards regarding employee behavior and performance and constitutes a part of the terms and conditions of employment of each employee of the Company. Conduct that violates the rules and standards embodied in the Code, that interferes with the Company's operations, that brings discredit to the Company, or that is offensive to the Company's customers or an employee's fellow employees, is not tolerated and will subject those responsible to disciplinary action.

              Listed below are examples of prohibited conduct which will subject the individual involved to prompt disciplinary action up to, and including, termination:

        -       breach of the Code;

        - refusal to respect and follow management's instructions concerning a job-related matter (i.e., insubordination);

        - any type of harassment, whether it be relating to race, religious creed, color, age, sex, sexual orientation, national origin, ancestry, religion, marital status, medical condition as defined under State law, disability (sensory, mental or physical), HIV or AIDS, military service, arrest and conviction records, marital status,



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                pregnancy, maternity leave, childbirth and related medical conditions or any category protected by federal, state or local law;

        - the unauthorized use of alcoholic beverages while on company premises, on company time, or reporting for work while under the influence of alcohol;

        - the unlawful possession, manufacture, sale, distribution or use of a controlled substance, or reporting for work while under the influence of such a substance, other than medically prescribed drugs;

        - theft, misuse or willful destruction of company property or of another individual's property, or the failure to report any knowledge of theft; and

        - falsifying any company record or report, books of account, records, reports and financial statements, including Travel and Expense Reports and time sheets.

               In addition, inadequate or poor work performance may also be grounds for disciplinary action. The Company has the right to terminate an employee's employment with or without cause subject to the applicability of any governing law or contract of employment. Depending upon the circumstances surrounding a given situation, the Company maintains the right to carry out whatever disciplinary action is deemed appropriate and to promptly report any criminal activity to the proper authorities where the Company deems it advisable or required.

               The Company prohibits any form of retaliation against individuals who report unwelcome conduct or who cooperate in the investigation of such reports. In accordance with this policy, the Company will take appropriate disciplinary action for any such retaliation, up to and including termination.

        B. CONFLICT OF INTEREST

               Every employee of Homestore must avoid any interest that conflicts or appears to conflict with the interests of the Company or that could reasonably be determined to harm the Company's reputation. A conflict of interest exists if your actions as an employee are, or could reasonably appear to be, influenced directly or indirectly by personal considerations or by actual or potential personal benefit or gain outside of that benefit or gain directly related to your employment. Actual or potential conflicts of interest must be promptly disclosed to the appropriate Compliance Officer. By way of example, but without limitation, conflicts of interest can include:

        - ownership by an employee or family member of a significant financial interest in an entity which does or seeks to do business with, or is a competitor of, Homestore;

        - serving as a director, officer, partner, consultant or other key role with an entity which does or seeks to do business with, or is an actual or potential competitor of, Homestore;



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        -      ownership of or employment with another business entity, where such ownership or employment would interfere with an employee's ability or desire to perform properly his or her duties to Homestore;

        - the payment of Homestore funds to any officer, employee or representative of any customer or supplier in order to obtain any benefit; and

        - any outside activity that might reasonably affect adversely Homestore's interests.

               Full-time employees have a primary, professional obligation and duty to the Company and to its shareholders. Therefore, all such employees should keep any outside activity (such as self-employment) totally separate from employment with the Company. Full-time employees are expected to devote the use of the Company's time to working on behalf of the Company. Unless expressly authorized by the Compliance Director, no outside activities should involve the use of the Company's time, name, influence, assets, funds, materials, facilities or employees. Any appointment of an employee to a governmental commission, service organization or professional body that would involve designating the employee as representative of the Company requires pre-approval by the Compliance Director.

        C. CONFIDENTIALITY

              As an employee, you will have access to proprietary and confidential information concerning the Company's business and the business of the Company's clients and suppliers. You are required to keep such information confidential during your employment as well as thereafter, and not to use, disclose or communicate that confidential information other than in your role as an employee.

              As a general matter, any access you will have to proprietary and confidential information is on a need-to-know basis. Unnecessary or unauthorized efforts to secure confidential information could constitute grounds for disciplinary action against you, including termination of employment. For instance, unauthorized or unnecessary combing of the Company's computers or files for information without appropriate consent is a violation of the Company's policy regarding confidential and proprietary information. Such violations are not limited to "hacking" or similar acts but also include unauthorized review of another's computer that might be accessible to you in any way. Similarly, going through another employee's office, desk or files without permission from that employee violates the Company's policy and could subject you to disciplinary action, including termination of employment.

              Serious problems could be caused by the unauthorized disclosure of information pertaining to internal matters or developments, or by the unauthorized disclosure of any non-public, privileged or proprietary information. In addition to possibly violating the law, such disclosure could, among other things, competitively disadvantage the Company or breach the confidence of a customer of the Company.

              The use of the term "confidential information" includes information in whatever form regarding the business, accounts, finances, trading, planning, software or know-how of the Company and existing or prospective customers or clients. It also includes such information designated by the Company as confidential or information that an employee is aware is subject to



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an obligation of confidentiality. Company records, reports, data, software and documents are confidential and employees are not permitted to disclose or release them to persons who are not directors, officers or employees of the Company, remove them or make copies of them, in whole or in part, without prior written approval of your manager.

              Except as required in the performance of an employee's duties, or if required by law after consulting with the Company's General Counsel, employees should not discuss Company business with anyone who does not work for Homestore and never discuss confidential business transactions with anyone, including another Company employee, who does not have a direct association with the transaction. Furthermore, employees should refrain from discussing or disclosing confidential information while in any non-private setting.

              If employees are questioned by someone outside their department and they are concerned about the appropriateness of giving that person information, they are not required to answer. Instead, as politely as possible, they should refer the inquiry to their manager and reference the Code or the Company's confidentiality policy. Any inappropriate inquiries from someone outside the Company concerning the Company's business should be referred to the Company's Compliance Director, Investor Relations Officer, Corporate Communications Officer or the General Counsel as appropriate. Inappropriate inquiries include ANY inquiry from investors, analysts or representatives of the media.

              In addition, employees owe a continuing obligation of confidentiality after leaving the Company's employment, including compliance with the Company's Confidentiality and Invention Assignment Agreement. Employees may not disclose the Company's confidential information to any third party after leaving employment except with the prior written consent of the Company or as required by applicable law.

              Upon termination of employment, employees will be required to sign a declaration, in form and substance satisfactory to the Company, confirming their continued obligation of confidentiality owed to the Company and confirming they have returned all Company property.

              In addition to protecting our own proprietary information, it is the policy of the Company to respect the proprietary information of others. Should any employee be furnished with such information or become aware of information that he or she believes may have been misappropriated from another party, that employee should immediately report the event to the Compliance Director.

              No current or former employee shall disclose any attorney-client privileged information or any attorney work product material without the prior written consent of the General Counsel of the Company (or another officer designated by the General Counsel).

              Any violation of this policy on confidentiality will be grounds for disciplinary action, up to and including immediate termination of employment, in addition to any other remedies available at law.

        D. CORPORATE COMMUNICATIONS POLICY



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              Homestore strives to be accurate and consistent in its
communications with others. To achieve this goal, all contact with investors, analysts and members of the media should be handled by the appropriate corporate communications officer. Employees of Homestore should direct any and all inquiries from investors, analysts or members of the media, including requests for information, press releases and interviews, to the appropriate corporate communications officer. Corporate communications will handle all interviews and media submissions (including press releases, articles and letters to the editor). Employees who may be exposed to media contact, for example when attending conferences or making presentations, should be aware that Homestore's standard corporate policy is not to comment on rumors or speculation regarding its activities. All inquiries from regulatory authorities or government representatives should be referred to the Compliance Director or the General Counsel.

              In addition, senior management, investor relations professionals and others at Homestore who regularly communicate with securities market professionals ("FD Persons") and holders of Homestore securities must comply with Regulation FD ("Reg FD") promulgated by the Securities and Exchange Commission. Reg FD provides that whenever any FD Person discloses material, non-public information to certain persons (generally, securities market professionals and holders of Homestore securities who may well trade on the basis of the information), Homestore must also disclose that information to the general public either simultaneously (for intentional disclosures) or promptly (for inadvertent disclosures).

        E. DRUGS AND ALCOHOL

              The Company prohibits the unauthorized use of alcoholic beverages while on company premises, on company time, or reporting for work while under the influence of alcohol. Likewise, the Company prohibits the unlawful possession, manufacture, sale, distribution or use of a controlled substance, or reporting for work while under the influence of such a substance, other than medically prescribed drugs. This policy also requires that the Company abide by applicable laws and regulations relative to the use of alcohol or other controlled substances.

        F. POLICY AGAINST DISCRIMINATION

              The Company prohibits discrimination against any employee or prospective employee on the basis of sex, race, color, age, religion, sexual preference, marital status, national origin, disability, ancestry, political opinion or any other basis prohibited by the laws that govern our operations.

        G. POLICY AGAINST HARASSMENT

              The Company prohibits all forms of unlawful harassment. The Company expects all personnel to adhere to a simple standard, namely, that all employees must be treated with respect. The Company will vigorously enforce its policy regarding harassment. All employees are expected to understand what constitutes harassment and accordingly avoid behavior or situations which could have even the appearance of or be interpreted as harassment of another person.

              What is Harassment?



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              Harassment is not occasional compliments or other generally acceptable social behavior. It refers to any conduct, comment, gesture or contact (e.g. relating to race, religious creed, color, age, sex, sexual orientation, national origin, ancestry, religion, marital status, medical condition as defined under State law, disability (sensory, mental or physical), HIV or AIDS, military service, arrest and conviction records, marital status, pregnancy, maternity leave, childbirth and related medical conditions or any category protected by federal, state or local law) that is likely to cause offense or humiliation to a reasonable person or that might, on reasonable grounds, be perceived by a reasonable person as placing a condition on their employment or on any opportunity for training or promotion.

              Reporting and Complaint Procedures

              If an employee feels that he or she has been the victim of any form of harassment, he or she should immediately contact either the appropriate Compliance Officer or the Human Resources department. If the employee fails to report the occurrence of an alleged harassment within a reasonable time, the Company's ability to conduct a thorough investigation and respond effectively to the situation may be limited. For this reason, employees are encouraged, if they feel that they have been the target of harassment, to report the incident immediately. If the circumstances are such that an employee does not feel comfortable reporting the incident to his or her department manager, he or she may report it to another Compliance Officer or via the compliance hotline. Any harassment reported to a manager must be reported by that manager to the appropriate Compliance Officer.

              This initial report can be oral or written, but an employee will be asked to submit a written and signed statement of the complaint within three days of the initial report. Upon receipt of the written statement, the Company will conduct a fact-finding investigation.

              Reports will be investigated with due regard for the privacy of those involved. Any employee found to have harassed a fellow employee or subordinate will be subject to disciplinary action, including possible discharge. The Company will also take any additional action necessary to appropriately remedy the situation. No adverse employment action will be taken against any employee making a good faith report of alleged harassment.

              The Company accepts no responsibility for harassment of one employee by another employee. Harassment is outside the course and scope of every employee's job-related duties, and the individual who makes unwelcome advances, threatens or in any way harasses another employee is personally liable for such actions and their consequences. In the absence of special circumstances, the Company generally will not provide legal, financial or other assistance to an individual accused of harassment if a legal complaint is filed.

        H. SECURITIES TRADING

              All employees are responsible for reviewing, understanding and complying with Homestore's Procedures and Guidelines Governing Securities Trades by Company Personnel, as adopted by the Board of Directors on August 3, 1999 (the Company's "Trading Guidelines"). Homestore's Trading Guidelines are available in print form, as well as on the Company's intranet.



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        I. ELECTRONIC COMMUNICATION

              The Company provides electronic communication tools to help improve productivity and enable you to provide efficient, high-quality work. Electronic communications include all aspects of voice, video, and data communications, such as voice mail, e-mail, fax, and Internet access. The Company views electronic communications as a business tool provided to employees at significant cost. We encourage you to use these electronic communications subject to the explicit requirements set forth below.

              You are required to use your access for business-related purposes, e.g., to communicate with customers and suppliers, to research relevant topics and obtain useful business information. However, personal use of the Company e-mail is permitted, so long as such use is reasonable and does not otherwise interfere with legitimate business uses. While using electronic communication, you must conduct yourself honestly and appropriately, and respect the intellectual property rights, privacy and prerogatives of others, just as you would in any other business dealings. To be absolutely clear on this point, all Company policies apply to your conduct on electronic communications, especially (but not exclusively) those that deal with intellectual property protection, discrimination, misuse of company resources, sexual harassment, data security and confidentiality.

              The Company has software and systems in place that can monitor and record all electronic communications usage. The Company wants employees to be aware that our security systems are capable of recording (for each and every user) each World Wide Web site visit, each chat, newsgroup or e-mail message and each file transfer into and out of our internal networks. The Company reserves the right to monitor these communications at any time, without notice to the employees. No employee should have any expectation of privacy as to his or her usage of electronic communication tools. The Company reserves the right to inspect any and all files stored in private areas (of any form of electronic communication) of our network in order to assure compliance with policy.

              The Company prohibits the display of any kind of sexually explicit image or document on any Company system other than as required for business purposes. In addition, sexually explicit material may not be accessed, archived, stored, distributed, edited or recorded using our network or computing resources. If an employee finds that he or she is connected to a site that contains sexually explicit or offensive material, he or she should disconnect from that site immediately.

              No employee may use the Company's electronic communication or overload any computer system or network or to circumvent any system intended to protect the privacy or security of another user. Abuse of access privileges or passwords by unauthorized entry into another employee's system or files, or into the Company's internal or external networks, or the distribution of messages or materials that are not consistent with the policies for appropriate workplace conduct, are subject to appropriate disciplinary action up to and including dismissal. In some cases, the abuse of access privileges may be illegal, and the violator may be subject to legal penalties.



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              Use of Company electronic communication facilities to commit infractions such as misuse of Company assets or resources, discrimination, sexual harassment, unauthorized public statements and misappropriation or theft of intellectual property are also prohibited. Such misuse of the Company's electronic communication facilities is subject to appropriate disciplinary action, up to and including dismissal.

              User IDs and passwords help maintain individual accountability for electronic communication usage. Any employee who obtains a password or ID must keep that password confidential. Company policy prohibits the unauthorized sharing of user IDs or passwords.

              Employees learning of any technical misuse of the electronic communications systems should notify their Department Manager. Employees experiencing technical or functional problems should notify the IT Department. Employees aware of other misuses (i.e., messages dealing with sexual harassment, racial slurs, etc.) are encouraged to notify the appropriate Compliance Officer or Human Resources personnel.

              To the extent required by Company policies or prudent business practices, voice, data, files and images (hereinafter referred to as "electronic records") should be saved to the appropriate drives if they relate to the Company's business. All e-mail kept in the e-mail section may be deleted if at the end of every calendar quarter or sooner if file storage limitations are encountered. The Company's general policy is that employees should delete all e-mail which is greater than 30 days old, unless such policy is tolled by litigation or other reason. Employees will be notified by the General Counsel if the 30-day policy has been suspended.

              Employees should exercise discretion in the dissemination of electronic records. These records should be sent only to persons who need the information for business purposes. Employees should refrain from mass cc's of electronic records to ensure that we do not inundate other employees with information they do not need.

              Confidentiality

              The Company policies concerning confidentiality of information also apply to information transmitted by e-mail. Use of e-mail raises additional concerns related to confidentiality. The Company has implemented various security measures designed to protect the confidentiality of corporate information transmitted through the internal e-mail system. E-mail systems operated by third parties should not be considered secure and therefore should not be used to transmit confidential information until you obtain reasonable assurances as to confidentiality.

              Company personnel should not participate in any electronic forum discussing the Company, its customers, suppliers or other persons with which the Company does business or about which the Company possesses confidential information. In no case is any employee of the Company authorized to make any defamatory statement using the Company's electronic communication system.

              Even in the case of the internal e-mail system, each employee is responsible for using e-mail in a manner that preserves the confidentiality of information transmitted through the system. For example, each employee is responsible for maintaining the confidentiality of his or



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her passwords and identification numbers. In addition, each employee has the responsibility not to send or forward e-mail to any person who does not need to know the information in the e-mail for business purposes. Likewise, e-mails should not be reviewed by employees who are not an addressed recipient of the e-mail, unless authorized by the sender of the e-mail, an addressed recipient of the e-mail or a member of senior management exercising the Company's rights to monitor electronic communications.

              Back-up tapes are made (and retained for a period of 30 days) of the entire network and that record information transmitted by e-mail (including e-mail that an employee may have intended to delete from the system). As a result, material transmitted through e-mail may be subject to disclosure to unintended third parties (for example, in a litigation context), even if a "hard copy" of the e-mail is not made. Accordingly, each e-mail should contain only the specific facts and other information that need to be communicated for business reasons. Before saving or sending an e-mail users should consider whether any information contained in the communication might be misconstrued if reviewed by a third party.

              The Company has installed firewalls to assure the safety and security of the Company's networks. Any employee who attempts to disable, defeat or circumvent any Company security facility may be subject to summary dismissal.

              Any e-mail seeking or discussing advice from the Legal Department is covered by privilege and the e-mail should also be marked "PRIVILEGED AND CONFIDENTIAL ATTORNEY-CLIENT COMMUNICATION" at the beginning of the document. Any such e-mail should not be shared with, or forwarded to, any person other than the relevant attorney in the Legal Department; otherwise, the privilege of the e-mail may be compromised. Additionally, any e-mail that contains other confidential information should be marked "CONFIDENTIAL."

              Software Copyrights

              All software that is the property of the Company can only be installed for use in hardware owned by the Company or hardware approved by the Company. This ensures that the Company does not violate copyright laws for software purchased.

              Internet Copyrights

              Images and contents of the web site on the Internet may be subject to copyright laws. While you may make printouts of the contents of a third-party web site, the particular web site may prohibit re-use of the images or the contents. As a matter of precaution, these images and contents should not be incorporated in presentations or material prepared for company use without the permission of the third-party web site owner.

              Security

              Employees are provided passwords to access the Company's systems and electronic communication tools. These passwords should not be shared with other parties and should be changed frequently. Employees should set passwords that are not easy to decode and in particular should avoid use of familiar terms such as their family member names, birthdates and other data sets that can be easily associated with them. Employees should also not post



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passwords in visible and accessible places. In particular, employees with laptops provided for travel access should make sure that the passwords are not in the laptop files as well. Laptops can be stolen or accessed by unauthorized parties and remote access can be obtained if passwords are easily located. Employees should immediately call the IT Help Desk to lock out system access and change passwords if laptops are stolen or lost.

        J. DOCUMENT RETENTION POLICY

              All business records should be retained for not more than one (1) year after the calendar year in which they are prepared or acquired, unless disposition is governed by other practices as specified below:

        - All records that the Company is required to retain by law or contract, or which are the subject of special written arrangements, should be retained for the specified periods;

        - Documents that the Office of the General Counsel determines to be relevant to current or pending judicial or agency proceedings or investigations must not be destroyed until after the final resolution of those proceedings;

        - Electronic mail messages that remain in a user's inbox, deleted items, or sent mail folders are presumed to have no business value and will be automatically deleted after thirty days;

        - Drafts of documents should be discarded immediately upon completion of the final documents or final termination of discussions, except for such drafts the Office of the General Counsel determines should be retained;

        - All technical data such as engineering records, source code listings, test and reports should be retained for such period of time as determined by the project's manager, who shall consult with intellectual property counsel in connection with patent or other intellectual property-related records;

        - Accounting and financial documents are governed by policies created by the accounting department and our auditors;

        - Records containing personal information of employees should be retained for four years from the time the record is created unless otherwise directed by the Human Resources office;

        - Sales contracts, purchase orders, leases, releases, agreements, and other contracts are retained for a period of six years after the calendar year in which the performance of the contract or other obligation was completed;

        - Planning and related records such as strategic plans, business plans, budgets, studies and reports, market research data, and competitive intelligence files should be retained for three (3) years; and

        - Pricing and competitive information used to support pricing decisions should be retained for a period of four (4) years after the calendar year in which the transaction was completed.

              Where possible, file purging will be done automatically at regular intervals. Otherwise, all personnel should review their records at least semi-annually. In the event any legal action or government investigation is or is likely to be initiated, the General Counsel will order all destruction activities to be suspended immediately.

        K. INTEGRITY OF RECORDS AND ACCOUNTING

              Accuracy and reliability in the preparation of all business records is mandated by law and is of critical importance to the Company's decision-making process and to the proper discharge of Homestore's financial, legal and reporting obligations. The books and records provisions of the U.S. Foreign Corrupt Practices Act (the "FCPA") and other applicable laws require the Company to maintain accurate books and records and to devise an adequate system of internal controls. Such laws may provide for criminal and civil penalties for violations of these requirements.

              All business records, expense accounts, vouchers, bills, payrolls, service records, reports to government agencies and other reports must accurately reflect the facts. All corporate funds and assets must be recorded in accordance with Company procedures. The books and records of Homestore must be prepared with care and honesty and must accurately reflect each transaction recorded therein. False or misleading entries in such records are unlawful and are not permitted. No undisclosed or unrecorded funds or assets shall be established for any purpose.

               The Company maintains a system of internal controls and procedures that it believes provides reasonable assurance that transactions are executed in accordance with management's authorization and properly recorded and that financial records and reports are accurate and reliable. All directors, officers and employees are expected to adhere to these procedures. Compliance with accounting and internal controls and procedures and auditing procedures is required at all times. The Company expects for both the letter and the spirit of internal controls and procedures to be strictly adhered to at all times.

              In any Company location where petty cash funds are permitted to exist, such funds must be administered pursuant to the Company's system of internal controls. Except for petty cash approved by the relevant business unit controller, no cash funds may be maintained. Electronic transfers of funds are not considered cash transactions but must be conducted in accordance with Company policy. The use of Company assets for any unlawful or improper purpose is strictly prohibited.

              Employees are prohibited from offering anything of value to government officials, whether foreign or domestic, to obtain a particular result for the Company. The term government officials includes political parties, party officials, candidates for political office and officials of public international organizations. Employees are permitted to make political campaign contributions to the extent permitted by applicable law in accordance with policies and procedures established by the appropriate legal or compliance personnel.

               As an issuer of securities registered with the SEC, Homestore and its officers, directors, shareholders acting on behalf of the corporation, and agents and employees, including non-U.S. citizens and residents, are subject to the prohibitions of the FCPA and other applicable laws. The activities of Homestore's subsidiaries and affiliates could cause the Company to have vicarious liability for their conduct. In addition, any entity incorporated in the U.S., and individual citizens or residents of the U.S., are also subject to the prohibitions of the FCPA. Further, non-U.S. citizens and non-U.S. entities can be liable under the FCPA for acts committed in the U.S. in furtherance of a bribe to a non-U.S. official.

              Violation of the bribery provisions of the FCPA is a felony and the penalties are severe - the Company can be fined up to $2 million and an officer, director, employee or agent of the Company who willfully violates the bribery provisions can be fined $100,000 or imprisoned not more than 5 years, or both. The fine cannot be indemnified by the Company. Civil penalties may also be imposed.

              The FCPA also (i) requires the Company to maintain an adequate system of internal control; (ii) requires the Company to make and keep accurate books and records; (iii) prohibits falsification of accounting records; and (iv) prohibits lying to auditors. Knowing violations of the books and records provisions of the FCPA are punishable by fines of up to $2.5 million for the Company and up to $1 million for individuals and/or imprisonment of not more than 10 years. Civil penalties may also be imposed.

              Below you will find some of the more common questions that are asked regarding the FCPA, together with answers that we believe you will find useful. This material is not intended to cover each and every situation that might trigger questions regarding the FCPA. We emphasize that it is incumbent upon every employee to comply with the FCPA and with all governing local laws regarding bribery of government officials. Whenever any employee has any doubts about whether proposed conduct could violate the FCPA, or local laws, it is mandatory that the employee contact the appropriate Compliance Officer to ensure that the proposed conduct would not violate any such laws.

                       Common Questions Regarding The FCPA

              What conduct does the "bribery "provision of the FCPA prohibit?

              The FCPA makes it unlawful for any issuer of securities registered with the SEC and any officer, director, employee, agent or stockholder acting on behalf of such company and entities incorporated in the U.S., and their officers, directors, employees, agents or stockholders acting on its behalf, to corruptly offer, pay, promise to pay, or authorize the payment, directly or indirectly through any other person or firm, of anything of value to a non-U.S. government official, political party or official thereof or any candidate for political office or official of a public international organization, in order to obtain or retain business or to secure any improper advantage.

              Does the FCPA cover only bribery?

              No, the FCPA also includes requirements that issuers of securities registered with the SEC maintain adequate books and records of the Company and its subsidiaries. Where an issuer holds 50% or less of the voting power of another entity the issuer must proceed in good faith to cause that other entity to devise and maintain a system of accounting controls that provide reasonable assurances that:

        - transactions are executed in accordance with management's general or specific authorization;

        - transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements; and (ii) to maintain accountability for assets;

        - access to assets is permitted only in accordance with management's general or specific authorization; and

        - the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences."

               Are non-U. S. citizens subject to the bribery provisions of the FCPA?

               Yes. All officers, directors, shareholders, employees and agents of SEC-registered issuers (U.S. and non-U.S. issuers) are directly covered by the FCPA. In addition, the U.S. has recently amended the FCPA to conform to the OECD Convention on Controlling Bribery of Foreign Public Officials in International Business Transactions. As a result of these amendments the FCPA now applies to any foreign citizen or foreign entity, including a foreign subsidiary (and there need not be a connection to an issuer of securities or to an entity organized in the U.S.) which commits acts in the U.S. in furtherance of a bribe to a non-U.S. government official.

              Is the OECD Convention significant?

              Yes. The OECD Convention is a major breakthrough to "level the playing field" in international business. For many years U.S. businesses have complained that the international business arena was not a level playing field and that U.S. businesses were being severely prejudiced because non-U.S. competitors could and did bribe government officials to get business and, in some cases, could even take tax deductions for the bribe. The OECD Convention, adopted by 34 countries, changes that. It is now effective and signatories are in various stages of enacting local implementing legislation. Not only does the Convention criminalize bribery but the Convention provides that bribery of public officials is a legal basis for extradition of violators. The Convention has a monitoring mechanism that provides for regular reviews of steps taken by participating countries to implement the Convention. Already OECD has begun studying whether countries are complying with their obligations under the Convention.

              Do the FCPA bribery provisions cover officials or employees of the United States government?

              No. However, it is the Company's policy that its relationship with U.S. government officials or employees of the United States (and its relationship with non-U.S. government officials or employees) shall be conducted in such a manner that full public disclosure of the details will not embarrass or jeopardize the Company's integrity or reputation. There are also laws in most jurisdictions around the world which prohibit bribery of officials. This policy applies whether Company funds or personal funds or assets are involved and also applies to indirect contributions or payments made through third parties. Additionally, all employees must be aware of the fact that U.S. laws and the laws of some non-U.S. jurisdictions strictly control the giving of gifts to and entertainment of government employees.

              Are there internal reporting requirements regarding gifts and entertainment provided by the Company to government officials and employees?

              Gifts to U.S. government officials and employees are rarely, if ever, permissible. In the case of non-U.S. officials or employees, such gifts may be permissible depending on the circumstances. Any such gifts require prior written approval of the Compliance Director.

              Could the bribery provisions of the FCPA apply in a situation where the Company has only a minority interest in another company?

              Yes, it could. Of course, the degree of ownership and control (including the amount of participation by nominees in operation of the venture) is relevant to "knowledge" and "authorization." Relevant questions include whether the Company managed day-to-day operations or only read annual reports. It should be remembered that individual U.S. citizens or residents working for such foreign ventures could have personal exposure.

              Does the FCPA bribery provision apply only to getting new contracts? Is there a de minimus exception under the FCPA?

              The coverage of the FCPA goes beyond getting new contracts and covers payments to secure "any improper advantage" and there is no de minimus exception. The FCPA could cover an improper payment to get a tax ruling that would make conditions of doing business more favorable. It also applies to retaining current business.

              Is there a company policy regarding procedures for retention of consultants, agents and representatives?

              Yes. The General Counsel has developed certain procedures, which must be followed, before consultants, agents or representatives are retained. The General Counsel has also developed certain standard provisions for use in all consulting, agency and representation agreements. These agreements include provisions designed to insure compliance with the FCPA. In addition, all agreements with consultants, agents or representatives shall contain the following:

        - a requirement that the consultant will comply with all applicable laws and regulations, including the FCPA, in the course of his activities on the Company's behalf,

        - a requirement that the consultant will file periodic reports of his activities on the Company's behalf;

        - a provision that any assignment requires the Company's pre-approval;

        - a requirement for an identification of all principals and subagents;

        - a provision prohibiting the consultant from refunding any Company funds to any director, officer, employee, or other agent of the Company or a customer or from making any illegal payment from the funds under applicable laws; and

        - a provision that terminates the agreement without further liability or obligation on the part of the Company should the consultant breach any of these covenants.

              All payments made to consultants, agents and representatives must be reported on an annual basis.

              Persons or entities rendering the following kinds of services are not subject to the due diligence procedures or the requirement of approval by the General Counsel:

        - law firms or lawyers that are retained by the General Counsel or his designee for legal services or advice rendered in the normal course of the Company's business;

        - certified public accountants and tax advisors that are retained by the Board of Directors or Homestore officers for services or advice rendered in the normal course of the Company's business; and

        - customary service agreements such as maintenance, repair, construction, pension benefits, advertising, employment agencies, medical consultation, or technical service agreements relating to operational activities and the like.

              Are persons with primary responsibility for disbursement of Company funds subject to specific controls?

              Yes. Each Company officer and all Company employees with primary responsibility for disbursement of Company funds is required annually to submit a representation letter stating that, for the preceding year to the best of his or her knowledge, there were no violations of the Company's standards.


        L. ENTERTAINMENT, GIFTS AND PAYMENTS

              Homestore will procure, and also provide, goods and services to be used in its business based on service, quality and other relevant business considerations. Accordingly, decisions relating to the procurement and provision of goods and services should always be free from even a perception that favorable treatment was sought, received or given as the result of furnishing or receiving gifts, favors, hospitality, entertainment or other similar gratuity. The giving or receiving of anything of value to induce such decisions is prohibited.

              The payment of Homestore funds to any officer, employee or representative of any customer or supplier in order to obtain any benefit is strictly prohibited. The competitive appeal of the Company's services and products must be based on their quality, price and other legitimate attributes recognized in the marketplace.

              Homestore employees shall not seek or accept any personal gifts, payments, fees, services, valuable privileges, vacations, or pleasure trips without a business purpose, or loans from any person or business organization that does or seeks to do business with, or is a competitor of, the Company. No employee shall accept anything of value in exchange for referring business opportunities to another business.

              Gifts or entertainment of nominal value motivated by commonly accepted business courtesies may be offered or accepted, but not if such gifts or entertainment would reasonably be expected to cause favoritism or a sense of obligation to the donor. Spousal travel which is intended to be reimbursed by the Company or by a customer or supplier must be pre-approved by a Compliance Officer, as must gifts to government officials. Meals or entertainment provided by or to a potential customer or supplier must be reasonable, must be for a business purpose, and must not occur on an unreasonably repetitive basis. Meals or entertainment may not be supplied to a customer if it would violate a known customer policy. If an unsolicited gift of more than nominal value is received, the employee should return the gift with a polite note explaining Homestore policy.

              Homestore's business entertainment must not be conducted at any location which could reasonably adversely affect Homestore's reputation (e.g., clubs associated with nudity, facilities associated with criminal activities, etc.).

              It is difficult to promulgate definitions for "nominal," "reasonable" and " commonly accepted business courtesy" to cover all circumstances. Employees are urged to make good faith judgments. In making these judgments, the employee should ask whether it would be embarrassing to him or her or the Company if a story appeared in the local news about the giving or receiving of the gift or entertainment in question. In cases of doubt, seek guidance from the appropriate Compliance Officer.

        M. POLITICAL CONTRIBUTIONS

              Certain jurisdictions have enacted laws prohibiting contributions (directly or through others) by corporations to political parties or candidates. For example, U.S. federal law and the laws of numerous states prohibit such contributions in connection with elections. U.S. federal law also prohibits political contributions by persons who are not U.S. citizens or permanent residents. Laws of various jurisdictions, including the U.S., impose various other limitations and restrictions on political contributions. Where corporate political contributions are legal, contributions by the Company shall be made only from funds allocated for such a purpose and must be authorized by the Board of Directors.

        N. COMMERCIAL BRIBERY

              No commercial bribes or other similar payments and benefits, directly or indirectly, shall be paid to employees of suppliers or customers.

              "Commercial bribery" includes any payment, direct or indirect, to any director, officer, employee or representative of a customer or supplier of the Company made for the purpose of influencing or affecting such person's business judgment or action.

        O. ANTITRUST AND COMPETITION

              The activities of the Company are subject to antitrust and competition laws. Employees are required to consult with compliance personnel and internal counsel on all antitrust-sensitive matters.

              In general, antitrust and anti-competition laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices or to allocate territories or markets. Exceptions may exist for lawful joint ventures or regulated activities. Until the existence of such an exception is ascertained by the General Counsel or his designee, Homestore prohibits any employee of the Homestore group of companies from participating in any discussions, understandings or agreement with a competitor regarding:

        - raising, lowering, stabilizing or otherwise affecting rates, commissions or prices;

        - matters that would affect the availability or terms of services or products;

        -       allocation of markets, territories or other customers;

        -       encouragement of a boycott of a product or service;

        -       what constitutes a "fair" profit level; and

        -       credit terms.

              It may not be sufficient to evaluate only conduct carried out in one country under the laws of that country. For example, the United States and the European Union consider whether an act has harmful effects within their territory regardless of whether the act was lawful in the jurisdiction in which the act was performed. Where such effects are to be anticipated, the General Counsel should be consulted.

        P. HEALTH, SAFETY AND ENVIRONMENTAL PROTECTION

              The Company will conduct its business in a manner designed to protect the health and safety of its employees, its customers, the public and the environment. The Company's policy is to comply with all applicable governmental health, safety and environmental requirements. Any departure or suspected departure from this policy must be reported promptly.

        Q. ANTIBOYCOTT

              The United States has enacted laws that prohibit or penalize participation in international boycotts not sanctioned by the United States, specifically the Arab boycott of Israel. U.S. law imposes reporting requirements regarding any requests to participate in any such unsanctioned boycott. The U.S. laws apply to entities organized under U.S. law and to U.S. nationals or residents employed by such entities, but do not apply to U.S. nationals working for a non-U.S. company and residing outside the U.S. All employees, whether subject to these U.S.

laws or otherwise, shall refer any request to participate in any such boycott to the Compliance Director in advance of taking any action regarding a request to participate in any such boycott.

        R. TRADING RESTRICTIONS

              There are a variety of laws restricting trade enacted by countries in which the Company does business. These restrictions may apply whether the trading takes place from the United States or otherwise. In all cases, U.S. trade restrictions apply to U.S. citizens and residents. Those countries that are presently subject to restrictions which are relevant to the Company include the following:

        Afghanistan
        Burma
        Cuba
        Angola (UNITA)
        Federal Republic of Yugoslavia & Republic of Serbia
        Iran
        Iraq
        Libya
        Sudan

              Any employee contemplating doing business with nationals or public or private sector entities from such countries must obtain the prior approval of both his or her manager and the appropriate Compliance Officer.

        S. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

               Homestore strives to ensure that all activity by or on behalf of the Company is in compliance with all applicable laws, rules and regulations. The standards and rules discussed above are intended to provide guidance to employees, officers and directors to assist them in their obligation to comply with applicable laws, rules and regulations. These standards and rules are neither exclusive nor complete. Additional company policies and rules may be published to employees from time to time. Employees are required to comply with all applicable laws, rules and regulations, whether or not specifically addressed in these policies. For additional guidance, or if questions regarding the existence, interpretation or application of any law, rule or regulation arise, please contact your manager or the Compliance Director.

        T. SUPPLEMENTAL STANDARDS FOR PRINCIPAL EXECUTIVE OFFICER AND OTHER SENIOR FINANCIAL OFFICERS


               The Board of Directors of the Company has established the following supplemental ethical standards for the Company's principal executive officer, principal financial officer and controller or principal accounting officer, or persons performing similar functions (the "Financial Officers"). The Financial Officers must comply with these standards in addition to all of the other standards contained in this Code.

               The Financial Officers shall take all reasonable steps to provide full, fair, accurate, timely and understandable disclosures in the reports and documents that the company files with or submits to the Securities and Exchange Commission and in other public communications made by the Company. In the event that a Financial Officer learns that any such report, document or communication does not meet this standard and the deviation is material, then such officer shall review and investigate such deviation, advise the Board of Directors or the appropriate committee of the Board of Directors regarding the deviation and, where necessary, revise the relevant report, document or communication.

                         COMPLIANCE CONTACT INFORMATION

COMPLIANCE DIRECTOR

NAME AND CONTACT INFORMATION:

Michael Douglas; michael.Douglas@homestore.com; 805.557.3155

COMPLIANCE ATTORNEYS

NAME AND CONTACT INFORMATION:

John R. Miller; john.miller@homestore.com; 805.557.3454

AUDIT COMMITTEE CHAIRMAN

NAME AND CONTACT INFORMATION:

Kenneth K. Klein; kklein@KleincoBuilds.com; 918.493.3406

COMPLIANCE HOTLINE NUMBER

877.888.0002

                         ACKNOWLEDGEMENT & VERIFICATION

       ACKNOWLEDGEMENT:

              I understand that the Homestore Code of Business Ethics and Conduct (the "Code") forms a part of my terms of employment or directorship.

              I understand that it is my responsibility to read, understand and keep up to date with the contents of the Code, and to seek clarification or further information if needed.

              I understand that breach or violation of the Code may result in disciplinary action including but not limited to termination of my employment.

              I acknowledge that I have been afforded the opportunity to ask any questions I have concerning the content of the Code and related Compliance Program.

       VERIFICATION:

              Do you know or have a reasonable basis to suspect that the Company or any person acting on behalf of the Company has engaged in any conduct in violation of Homestore's Code of Conduct and Business Ethics?

                       Yes: _____     No:_____

               If you have answered "yes" to the preceding question, please set forth a brief statement of the facts and circumstances that prompted your answer.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

               If you have any question as to the applicability of the Code to any situation, you should discuss the matter with your management, the General Counsel or any Compliance Officer before completing this form.

              If you wish to disclose any current or potential conflicts with this Code that either exist or might reasonably be expected to arise during the course of your employment, please set forth an explanation of these conflicts.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

Signature:
          -----------------------------------------
Print Name:                                               Date:
           ----------------------------------------            -----------------

                                 HOMESTORE, INC.

                                    ADDENDUM
                                     TO THE
                       CODE OF CONDUCT AND BUSINESS ETHICS
                 (FOR ATTORNEYS IDENTIFIED IN SECTION II BELOW)

                          (a) EFFECTIVE: AUGUST 5, 2003

         POLICIES AND PROCEDURES FOR REPORTING BY ATTORNEYS PURSUANT TO
            THE SARBANES-OXLEY ACT STANDARDS OF PROFESSIONAL CONDUCT

I.      INTRODUCTION

The U.S. Securities and Exchange Commission (the "SEC") recently promulgated rules creating standards of professional conduct for attorneys (the "Attorney Conduct Rules"). The Attorney Conduct Rules generally require Homestore's attorneys working on SEC-related matters to report "up the ladder" within Homestore actual or potential violations of law of which they are aware. All attorneys employed or retained by Homestore must read this Policy and the attached copy of the Attorney Conduct Rules. The Attorney Conduct Rules present several interpretive questions and methods for establishing a framework for compliance. This Policy sets forth Homestore's approach to those matters.

This Policy will address the following principle matters:

        a.     which attorneys must make reports;
        b.     what events must be reported;
        c.     where to make a report;
        d.     responses to reports; and
        e.     procedures for outside counsel.

Each attorney is personally responsible for complying with the Attorney Conduct Rules. This Policy sets forth Homestore's policies and procedures relating to the Attorney Conduct Rules, but it does not amend or alter any of your individual obligations under the Attorney Conduct Rules. This Policy should not be relied upon without reference to, or in lieu of, the Attorney Conduct Rules. In the event of a conflict between this Policy and the Attorney Conduct Rules, the Attorney Conduct Rules shall govern.

This Policy serves as an addendum to and forms a part of the Homestore Code of Conduct and Business Ethics (the "Code") and is subject to all the terms and conditions set forth therein. As such, you will be required to comply with the annual certification and verification obligations set forth in the Code with respect to this Policy and matters subject hereto. Please note that this Policy covers only the reporting requirements under the Attorney Conduct Rules and is in addition to any other reporting requirements under the Code, any of our other policies or procedures and the general rules of ethical conduct. All such other policies or rules shall continue in effect and shall apply to reportable events that are not covered by the Attorney Conduct Rules and this Policy.

All capitalized terms used but not defined herein have the meaning given them in the Code.

II.     ATTORNEYS SUBJECT TO THIS POLICY

This Policy covers all in-house and outside attorneys employed or retained by Homestore that:

       (a)     provide legal services to Homestore,

       (b)     have an attorney-client relationship with Homestore, and

       (c)     (i)    transact business or communicate with the SEC on behalf
                      of Homestore,

               (ii)   represent Homestore before the SEC,

               (iii) provide advice regarding U.S. securities laws or SEC rules and regulations with respect to any document that is known by such attorney to be filed with the SEC or incorporated into filings with the SEC, or

               (iv) provide advice to Homestore regarding whether any information is required to be filed with the SEC under U.S. securities laws or SEC rules and regulations.

This Policy also applies to any attorney supervising or directing another attorney who is covered by this Policy (a "Supervisory Attorney"). An attorney who is covered by this Policy on a matter under the supervision or direction of a Supervisory Attorney is referred to herein as a "Subordinate Attorney."

This Policy does not apply, however, to foreign attorneys who are licensed outside the U.S. and do not independently practice before the SEC or give legal advice on U.S. securities laws.

All attorneys subject to this Policy are referred to as "Covered Attorneys." Nothing herein shall preclude non-Covered Attorneys from making reports under this Policy.

Certain Covered Attorneys retained or directed to investigate evidence of Material Violations (as defined below) may not be subject to the reporting obligations under this Policy as set forth in the Attorney Conduct Rules.

III.    REPORTABLE EVENTS

Each Covered Attorney shall make a report under this Policy promptly upon becoming aware of credible evidence of:

       (a) a material violation of an applicable United States federal or state securities law,

       (b) a material breach of fiduciary duty arising under United States federal or state law, or

       (c) any other material violation of any United States federal or state law;

by Homestore or by an officer, director, employee or agent of Homestore (each, a "Material Violation") has occurred, is ongoing, or is about to occur (a "Reportable Event").

Credible evidence consists of evidence "upon which it would be unreasonable, under the circumstances, for a prudent and competent attorney not to conclude that it is reasonably likely that a Material Violation has occurred, is ongoing, or is about to occur." (Section 205.2(e) of the Attorney Conduct Rules.)

A breach of fiduciary duty includes any breach of fiduciary or similar duty owed to Homestore recognized under applicable federal or state statute or common law, including without limitation, misfeasance, nonfeasance, abdication of duty, abuse of trust and approval of unlawful transactions

The determination of whether a Reportable Event exists is inherently subjective. The Covered Attorney need not have actual knowledge of a Reportable Event, but only become aware that such Reportable Event is reasonably likely under the circumstances. The SEC defines "reasonably likely" as "more than a mere possibility, but it need not be `more likely than not.' Reference to "under the circumstances" means the circumstances existing at the time the Covered Attorney decides whether he or she is obligated to report and may include, among others, the competence, background and experience of the Covered Attorney.

The Attorney Conduct Rules do not define the level of "materiality" required for violation to be reportable. Instead, the SEC relies on the "well-established meaning [of materiality] under existing federal securities laws," citing Basic, Inc. v. Levinson, 485 U.S. 224, 231-236 (1988) and TSC Indus. v. Northway, Inc., 426 U.S. 438 (1976). These cases are generally cited for the proposition that a fact is material if there is a substantial likelihood that its disclosure would have been considered significant by a reasonable investor.

Any Covered Attorney who has questions or concerns regarding any suspected Material Violation, the nature of the law of fiduciary duties or otherwise with respect to whether a Reportable Event exists should consult with Homestore's Compliance Director (as designated under the Code) in accordance with Section IX below.

IV.     UP-THE-LADDER REPORTING RESPONSIBILITIES

       A.      Reporting to Supervisory Attorney and General Counsel

If a Covered Attorney becomes aware of a Reportable Event (whether through a report received from his or her Subordinate Attorney or otherwise), that Covered Attorney shall promptly report such Reportable Event directly to his or her Supervisory Attorney.

If the Covered Attorney's immediate supervisor is the General Counsel of Homestore (a position the SEC refers to as the "Chief Legal Officer"), the Covered Attorney shall make such report directly to the General Counsel; provided, that if such Covered Attorney reasonably believes it would be futile to report the Reportable Event to the General Counsel, he or she may report the Reportable Event directly to the Audit Committee as described in Section IV.D. below.

       B.      Obligations of Supervisory Attorney upon Receipt of a Report

A Supervisory Attorney receiving a report from a Subordinate Attorney shall assess such report in good faith to determine whether it provides credible evidence of a Reportable Event. If the Supervisory Attorney becomes aware of credible evidence of a Reportable Event by virtue of such report or otherwise, the Supervisory Attorney shall comply with his or her reporting obligations under Section IV.A. above. If such Supervisory Attorney determines no credible evidence of a Reportable Event exists, that Supervisory Attorney shall so notify the Subordinate Attorney and advise the Subordinate Attorney of the basis for that determination.



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
A Supervisory Attorney is not required to treat every report from a Subordinate Attorney as credible evidence of a Reportable Event. Rather, a Supervisory Attorney must independently determine, based on his or her own competence, background and experience that credible evidence of a Reportable Event exists.

If a Subordinate Attorney reasonably believes that the Supervisory Attorney to whom he or she made the report has failed to comply with the reporting provisions applicable to Supervisory Attorneys, he or she may, but is not required to, report directly to the General Counsel and take the actions described below in Sections IV.D. and IV.E. of this Policy.

       C.      Response by General Counsel upon Receipt of a Report

The General Counsel shall undertake such inquiry into the evidence presented by the Covered Attorney submitting a report directly to the General Counsel (the "Submitting Attorney") as the General Counsel reasonably believes is appropriate to determine whether a Reportable Event exists. If the General Counsel determines that no Reportable Event exists, he or she will notify the Submitting Attorney and advise him or her of the basis for that determination. Otherwise, the General Counsel will be required to take all reasonable steps to cause Homestore to adopt an Appropriate Response (as defined below) and will advise the Submitting Attorney of that response within a reasonable time.

An "Appropriate Response" is one that causes the Submitting Attorney to reasonably believe, taking into account all attendant circumstances, including the weight of evidence, severity of potential violation and scope of investigation, that:

       (1) no Material Violation has occurred, is ongoing, or is about to occur;

       (2) Homestore has, as necessary, adopted appropriate remedial measures, including appropriate steps or sanctions to stop any Material Violations that are ongoing, to prevent any Material Violation that has yet to occur, and to remedy or otherwise appropriately address any Material Violation that has already occurred and to minimize the likelihood of its recurrence; or

       (3) Homestore, with the consent of its Board of Directors or its Audit Committee, has retained or directed an attorney to review the reported evidence of a Material Violation and either:

              (a) has substantially implemented any remedial recommendations made by such attorney after a reasonable investigation and evaluation of the reported evidence; or

              (b) has been advised that such attorney may, consistent with his or her professional obligations, assert a colorable defense on behalf of Homestore (or Homestore's officer, director, employee or agent, as the case may be) in any investigation or judicial or administrative proceeding relating to the reported evidence of a Material Violation.

       D.      Evaluation of Response from General Counsel

Following receipt of the response of the General Counsel to the report, the Submitting Attorney must assess whether he or she has received an Appropriate Response to his or her report within



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
a reasonable time. If the Submitting Attorney determines that the General Counsel has provided an Appropriate Response within a reasonable time, the Submitting Attorney has no further obligations under this Policy with respect to the Reportable Event set forth in his or her report. If the Submitting Attorney determines that the General Counsel has not provided an Appropriate Response within a reasonable time, the Submitting Attorney must report the Reportable Event to the Audit Committee of the Board.

       E.      Evaluation of Response by Audit Committee

If the Submitting Attorney determines that Homestore has not provided an Appropriate Response within a reasonable time, the Submitting Attorney must explain his or her reasons to the General Counsel, the Chief Executive Officer of Homestore and to Audit Committee to whom he or she reported the Reportable Event.

       F.      Qualified Legal Compliance Committee ("QLCC")

The Attorney Conduct Rules permit Homestore to form a QLCC or to designate Homestore's Audit Committee or another committee of the Board to serve as a QLCC. Homestore has not formed or designated a QLCC to date, but reserves the right to do so in the future. In the event Homestore forms or designates a QLCC we will inform all Covered Attorneys thereof and make the necessary revisions to this Policy to reflect the alternative policies and procedures applicable to the QLCC.

V.      SPECIAL REQUIREMENTS OF OUTSIDE COUNSEL

Homestore encourages all of its outside law firms to comply with this Policy in making reports to Homestore, except as otherwise required by law. In this regard, every Homestore attorney who retains outside counsel on behalf of Homestore should provide outside counsel with a copy of this Policy and any form of written report that may be designated from time to time by Homestore for making reports under this Policy.

Each outside law firm comprised of more than one Covered Attorney should designate an engagement partner to make reports to Homestore under this Policy. Except as otherwise required by law, the engagement partner shall be responsible for delivering any report required under this Policy to his or her in-house Supervisory Attorney or the General Counsel, as designated to that outside counsel by Homestore.

VI.     REPORTS AND RECORDKEEPING

        A.      Format and Timing of Reports

Reports made under this Policy may be made in person, by telephone, by e-mail, electronically or in writing as promptly as possible following the time the Covered Attorney becomes aware of a Reportable Event and in a manner consistent with the privileged nature of the communication. All reports shall be made directly by the Covered Attorney, and the Covered Attorney shall clearly indicate either on the face of any written report or at the time the report is made orally that such report is being made pursuant to this Policy or the Attorney Conduct Rules. All oral reports shall be followed up by a written report within two (2) business days thereafter.



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
Homestore may from time to time publish a form of report that must be used by Covered Attorneys in making reports under this Policy.

       B.      Recordkeeping

The General Counsel and any Covered Attorney who reports a Reportable Event shall make a written record stating that the report was made, describing the nature of the report and noting whether a response was received.

VII.    COMPLIANCE WITH THE ATTORNEY CONDUCT RULES AND NON-RETALIATION

Each Covered Attorney is required to comply with the Attorney Conduct Rules. While no private right of action lies against a Covered Attorney for failing to comply with the Attorney Conduct Rules, failure to comply may subject an attorney to SEC enforcement action, including disciplinary action and civil penalties.

No attorney covered by this Policy or the Attorney Conduct Rules shall be disciplined, reprimanded, dismissed or otherwise penalized for complying in good faith with this Policy or the Attorney Conduct Rules. An attorney formerly employed or retained by Homestore who made a report under this Policy or the Attorney Conduct Rules and reasonably believes he or she has been discharged for doing so may notify Homestore's Board of Directors or any committee of the Board of his or her belief.

VIII.   AMENDMENTS, INTERPRETATION AND PRIVILEGE

       A.      Amendments

This policy may be amended and reissued by Homestore from time to time. Without limiting Homestore's right to amend this Policy in any way, Homestore anticipates that it will likely amend this Policy to reflect (1) experience with the implementation and operation of the Policy, (2) additional commentary from the SEC, developing case law and other guidance on the requirements of the Attorney Conduct Rules and (3) developments after the date of this Policy, including direction from the Board of Directors of Homestore.

       B.      Interpretation

This Policy is intended to provide a reporting process on events that may be subject to reporting obligations under the Attorney Conduct Rules. No element of this Policy, however, is intended to bind Homestore, its General Counsel or any Covered Attorney to any particular interpretation of, or commitment under, the Attorney Conduct Rules. Furthermore, this Policy is not intended to amend, modify or alter any of the provisions of the Attorney Conduct Rules.

       C.      Privilege

The communications under this Policy are intended to assist Homestore's General Counsel in delivering legal services to Homestore and to assist Homestore in receiving legal services from Homestore's other in-house and outside attorneys. Neither Homestore, nor any of its officers,



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
management, employees or attorneys intends to waive any legal privilege that may be applicable to any of the communications required under the terms of this Policy or the Attorney Conduct Rules. Homestore considers all such communications to be privileged and specifically asserts the application of privilege for such communications.

Covered Attorneys should use their reasonable efforts, subject to their general ethical obligations and obligations under the Attorney Conduct Rules, not to make public any reports under this Policy or take other action that breaches Homestore confidences or that might otherwise be viewed as a waiver of the attorney-client privilege.

IX.     CONSULTATION REGARDING THE ATTORNEY CONDUCT RULES AND THIS POLICY

Homestore is dedicated to helping its Covered Attorneys fully understand and comply with the Attorney Conduct Rules and this Policy. Homestore strongly encourages its Covered Attorneys to raise concerns and ask questions he or she may have regarding the Attorney Conduct Rules and this Policy. Questions regarding the Attorney Conduct Rules or this Policy may be discussed with or submitted to the Compliance Director designated in the Code. In the course of such consultation, the Compliance Director may conclude independently that an event discussed or submitted is a Reportable Event, in which case the Compliance Director shall be obligated to comply with this Policy and the Attorney Conduct Rules with respect thereto. In the event a Covered Attorney reasonably feels that his or her question or concern was not appropriately addressed by the Compliance Director, he or she may discuss such question or concern with the Chief Executive Officer or the Audit Committee. No opinion or assessment by the Compliance Director that a matter is or is not a Reportable Event shall be binding on any Covered Attorney.



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